Exhibit 10.36

WAIVER OF DEBT AGREEMENT

Between the undersigned:

Nexeon Medsystems Belgium SPRL, a Belgian company duly incorporated and validly existing under Belgian law, with registered office at Rue du Bois St- Jean 15, ,4102 Seraing, and registered in the register of legal persons with number BE 0525.673.682, represented according its bylaws by:

a)	Hamilton Emily - 77 Calle Reef, Dorado, Puerto Rico 00646

b)	Rosellini William

Hereinafter referred to as the ‘CREDITOR’ on the one hand

AND

Nuviant Medical GmbH, existing under the laws of Germany, with registered office at Medical Valley Center, Henkstrasse 91, 91052 Erlangen, Germany, represented according its bylaws by

a)	William Rosellini - 77 Calle Reef, Dorado, Puerto Rico 00646 Hereinafter referred to as the “DEBTOR” on the other hand

THE FOLLOWING HAS BEEN AGREED:

1. WHEREAS

At present, the DEBTOR has a debt to the CREDITOR for an amount of EUR 153,294 .02 according to the financial statement of the CREDITOR.

The CREDITOR is willing to waive the debt of EUR 153,294.02 under clause of return to better conditions.

2. AGREEMENT

Article 1 - Object

The CREDITOR agrees to waive the debt due to him by the DEBTOR for an amount of EUR 153,294.02, and the DEBTOR agrees the waiving of this debt.

The DEBTOR is thus released from the debt hereby waived, the CREDITOR waiving from any right or action against the DEBTOR in respect of this debt.

Article 2 - Clause of return to better conditions

The debt will revive for an amount equivalent to the free cash flow, as soon as in respect of the debtor the profit of the financial year before taxes and before the revival of the debt is positive, and this for the first time and at the earliest for the year following the year of the waiving.

Definition of free cash flow:

Net profit (after taxes) + depreciations +/- provisions - investments of the financial year with a maximum amount equivalent to the depreciations of the financial year.

Article 3 - Miscellaneous

Entire agreement - This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral.

Severability - If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall remain valid and enforceable to the fullest extent possible.

Article 4 - Governing Law - Jurisdiction

This Agreement and all matters arising hereunder shall be governed exclusively by and shall be interpreted according to Belgian Law. Any litigation arising out of the obligations of the parties under this assignment, shall be settled exclusively by the competent Belgian Courts according to the place where the registered office of the CREDITOR is situated.

Drawn up in the foregoing form in as many copies as there are parties concerned, signed on the May 19, 2017, each party acknowledges receipt of one duly signed copy.

On behalf of the CREDITOR

/s/ Emily Hamilton

Emily Hamilton

On behalf of the DEBTOR

/s/ William Rosellini

William Rosellini